EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Parker Drilling Company:
We consent to the incorporation by reference in the registration statement (No. 333-219239) on Form S-3 and (Nos. 333-220764, 333-188754, 333-184230, and 333-167695) on Form S-8 of Parker Drilling Company of our report dated March 11, 2019, with respect to the consolidated balance sheets of Parker Drilling Company as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement Schedule II - Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Parker Drilling Company.

Our report dated March 11, 2019 contains an explanatory paragraph that states that Parker Drilling Company has suffered recurring losses from operations and is facing risk and uncertainties surrounding its Chapter 11 proceedings, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Houston, Texas
March 11, 2019